Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-42224 and No. 333-105720 on Form S-8 of Brinker International, Inc. of our report dated May 21, 2026, with respect to the statements of net assets available for benefits of the Brinker International 401(k) Savings Plan as of December 31, 2025 and 2024, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules of Form 5500, Schedule H, Line 4a – Schedule of Delinquent Participant Contributions for the year ended December 31, 2025 and Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2025, which report appears in the December 31, 2025, annual report on Form 11-K of the Brinker International 401(k) Savings Plan for the year ended December 31, 2025.

/S/ WHITLEY PENN LLP

Plano, Texas
May 21, 2026
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